Lydall, Inc	Telephone 860-646-1233
One Colonial Road	Facsimile 860-646-4917
Manchester, CT 06042-2378	www.lydall.com

Exhibit 99.1
NewsRelease

LYDALL ANNOUNCES FINANCIAL RESULTS
FOR THE FIRST QUARTER ENDED MARCH 31, 2018

MANCHESTER, CT - May 1, 2018 - LYDALL, INC. (NYSE: LDL) today announced financial results for the first quarter ended March 31, 2018.

HIGHLIGHTS - Q1 2018 vs. Q1 2017

GAAP Financials

•	Net sales of $191.7 million, up $26.2 million, or 15.8%

◦	Increased tooling sales of $10.3 million, or 6.3%

◦	Favorable foreign currency translation of $9.7 million, or 5.8%

•	Gross margin of 20.6%, down 390 basis points

•	Operating margin of 7.3%, down 190 basis points

•	Earnings per share ("EPS") of $0.64, down 5.9%, from $0.68

Non-GAAP Financial Measures*

•	Organic sales growth of 4.2%

•	Adjusted gross margin of 20.8%, down 420 basis points

•	Adjusted operating margin of 7.7%, down 240 basis points

•	Adjusted EPS of $0.67, down 9.5%, from adjusted $0.74 per share

•	Adjusted EBITDA margin of 11.3%, down 250 basis points

*Reconciliations of the Non-GAAP financial measures to Lydall’s GAAP financial results are included at the end of this release. See also “Use of Non-GAAP Financial Measures” below.

Dale G. Barnhart, President and Chief Executive Officer, stated, “Lydall delivered solid organic sales growth of 4.2%, across all segments, led by the Technical Nonwovens segment at 7.8% and continued above-market volume growth in our Thermal Acoustical Solutions segment. As expected, consolidated gross margin was lower than the first quarter of 2017 as the Company was impacted by a continuing trend of increased commodity costs and lower customer pricing on certain applications in the Thermal Acoustical Solutions segment. This segment also saw a sharp increase in demand on key platforms in North America, and coupled with equipment downtime and other inefficiencies, resulted in excessive manufacturing and freight costs to meet customer delivery schedules. Partially offsetting lower gross margin was improved consolidated SG&A as a percentage of net sales by 200 basis points primarily from leveraging increased sales across the Company."

Q1 2018 Results

Net sales increased by $26.2 million, or 15.8%, to $191.7 million, compared to $165.5 million in the first quarter of 2017. The Technical Nonwovens ("TNW") segment reported organic sales growth of 7.8%, led by improved demand for industrial filtration products outside the U.S., and to a lesser extent, increased advanced materials sales in North America. The Thermal Acoustical Solutions ("TAS") segment reported organic sales growth of 3.6%, with growth in Asia contributing approximately 25% of this increase. Net sales from tooling increased $10.3 million due to new platform launches and timing of revenue recognition from a new accounting standard which increased tooling net sales by $6.2 million. The Performance Materials ("PM") segment reported organic sales growth of 1.3% led by improved filtration demand in the fluid power market. Foreign currency translation increased net sales by $9.7 million, or 5.8%, in the first quarter of 2018.

Gross margin was 20.6%, compared to 24.5% in the first quarter of 2017, with the reduction principally driven by the TAS segment, impacting consolidated gross margin by approximately 290 basis points, and to a lesser extent the TNW and PM segments. The TAS segment was impacted by increased aluminum costs, reduced customer pricing on certain parts and unfavorable tooling mix which contributed to lower gross margin. Also, expedited freight expenses (approximately 70 basis points) and excessive overtime and scrap expenses from equipment downtime and other inefficiencies, including interruptions in production associated with pre-launch activities and prototypes, resulted in lower TAS segment gross margin. The reduction in TNW segment gross margin was primarily due to restructuring-related expenses of $0.4 million as well as unfavorable product mix. Gross margin performance in the PM segment was impacted by unfavorable cost absorption.

Operating margin was 7.3%, down 190 basis points, or 240 basis points on an adjusted basis, compared to the first quarter of 2017. Lower gross margin was partially offset by 200 basis points, or 180 basis points on an adjusted basis, from a reduction in selling, product development and administrative expenses as a percentage of net sales primarily due to managed spending coupled with sales growth. An asset impairment charge in the first quarter of 2017 impacted operating margin by 50 basis points.

The Company's effective tax rate was 16.1% compared to 17.6% in the first quarter of 2017. The effective tax rate in the first quarter of 2018 was favorably impacted by U.S. tax law changes that lowered the statutory U.S. tax rate to 21%, and to a lesser extent, tax benefits from stock vesting and the geographical mix of earnings. The effective tax rate in the first quarter of 2017 was positively impacted by 11.4% due to stock vesting and the geographical mix of earnings. The Company now projects its ordinary effective tax rate in 2018 to be in the range of 18.0% - 20.0%.

Net income was $11.1 million, or $0.64 per diluted share, compared to $11.7 million, or $0.68 per diluted share in the first quarter of 2017. Adjusted earnings per share was $0.67, compared to $0.74 per share in the first quarter of 2017.

Liquidity

Cash was $49.1 million at March 31, 2018, compared to $59.9 million at December 31, 2017. Net cash used in operations was $4.0 million in the first quarter of 2018 compared to net cash provided by operations of $12.4 million in the first quarter of 2017. The reduction in cash from operations was primarily driven by increased accounts receivable from greater quarter-on-quarter net sales. Availability under the Company's domestic credit facility was $94.5 million at March 31, 2018, which provides additional capacity to support organic growth programs and operational improvements, fund capital investments and pursue attractive acquisitions. The Company's net leverage ratio (debt less cash divided by trailing twelve months EBITDA) was approximately 0.3 times at March 31, 2018.

Outlook

Mr. Barnhart concluded, “Looking forward in the second quarter of 2018, we expect robust backlog and order activity to continue across all segments and overall organic growth to be in a range consistent with the first quarter of 2018. The TAS segment expects commodity inflation and reduced customer pricing on certain applications to continue. Meaningful improvements are being made to address TAS manufacturing processes and equipment efficiency to reduce excessive manufacturing costs and improve gross margins. Overall, we expect quarterly sequential improvement in consolidated gross margin in the second quarter, but we do expect consolidated gross margin to be lower than the same period last year. We remain focused on executing the Technical Nonwovens' restructuring plan that is expected to reduce operating costs and increase efficiency. The Company will also continue to pursue organic and inorganic opportunities to drive profitable growth."

Conference Call

Lydall will host a conference call on May 2, 2018, at 10:00 a.m. Eastern Time to discuss results for its first quarter ended March 31, 2018 as well as general matters related to its businesses and markets. The call may be accessed at (888) 338-7142, from within the U.S., or (412) 902-4181, internationally. In addition, the audio of the call will be webcast live and will be available for replay on the Company's website at www.lydall.com in the Investor Relations' Section. A recording of the call will be available from 12:00 p.m. Eastern Time on May 2, 2018 through 11:59 p.m. Eastern Time on May 9, 2018 at (877) 344-7529, from within the U.S., or (412) 317-0088, internationally, pass code 10118743. Additional information, including a presentation outlining key financial data supporting the conference call, can be found on the Company’s website www.lydall.com under the Investors Relations’ Section.

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures, including organic sales, adjusted gross profit, adjusted gross margin, adjusted operating income, adjusted operating margin, adjusted earnings per share, EBITDA and adjusted EBITDA. The attached financial tables address the non-GAAP measures used in this press release and reconcile non-GAAP measures to the most directly comparable GAAP measures. The Company believes that the use of non-GAAP measures helps investors gain a better understanding of our core operating results and future prospects, consistent with how management measures and forecasts the Company's performance, especially when comparing such results to previous periods or forecasts. Non-GAAP measures should be considered in addition to, and not as a replacement for or superior to, the corresponding GAAP measures, and may not be comparable to similarly titled measures reported by other companies.

Cautionary Note Concerning Forward-Looking Statements

This press release contains “forward-looking statements” within the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact, including statements about the outlook for the second quarter of 2018, full year expected ordinary tax rate, and the expected impact of manufacturing inefficiencies in the TAS segment and the Company's ability to improve operational effectiveness, may be deemed to be forward-looking statements. All such forward-looking statements are intended to provide management’s current expectations for the future operating and financial performance of the Company based on current expectations and assumptions relating to the Company’s business, the economy and other future conditions. Forward-looking statements generally can be identified through the use of words such as “believes,” “anticipates,” “may,” “should,” “will,” “plans,” “projects,” “expects,” “expectations,” “estimates,” “forecasts,” “predicts,” “targets,” “prospects,” “strategy,” “signs,” and other words of similar meaning in connection with the discussion of future operating or financial performance. Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and changes in circumstances that are difficult to predict. Such risks and uncertainties which include, among others, worldwide economic or political changes that affect the markets that the Company’s businesses serve which could have an effect on demand for the Company’s products and impact the Company’s profitability, challenges encountered by the Company in the execution of restructuring programs, challenges encountered in the combination of the former Thermal/Acoustical Fibers and Thermal/Acoustical Metals business segments, disruptions in the global credit and financial markets, including diminished liquidity and credit availability, changes in international trade agreements, including tariffs and trade restrictions, foreign currency volatility, swings in consumer confidence and spending, unstable economic growth, raw material pricing and supply issues, fluctuations in unemployment rates, retention of key employees, increases in fuel prices, and outcomes of legal proceedings, claims and investigations. Accordingly, the Company’s actual results may differ materially from those contemplated by these forward-looking statements. Investors, therefore, are cautioned against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in Lydall’s filings with the Securities and Exchange Commission, including the risks and uncertainties identified in Part I, Item 1A - Risk Factors of Lydall’s Annual Report on Form 10-K for the year ended December 31, 2017.

These forward-looking statements speak only as of the date of this press release, and Lydall does not assume any obligation to update or revise any forward-looking statement made in this press release or that may from time to time be made by or on behalf of the Company.

Lydall, Inc. is a New York Stock Exchange listed company, headquartered in Manchester, Connecticut with global manufacturing operations producing specialty engineered products for the thermal/acoustical and filtration/separation markets. For more information, visit http://www.lydall.com. is a registered trademark of Lydall, Inc. in the U.S. and other countries.

-MORE-

For further information:
Brendan Moynihan
Vice President, Financial Planning and Investor Relations
Telephone 860-646-1233
Facsimile 860-646-4917
info@lydall.com
www.lydall.com

Summary of Operations
In thousands except per share data
(Unaudited)
	Quarter Ended
	March 31,
	2018	2017 (1)

Net sales	$191,660	$165,487
Cost of sales	152,153	124,989
Gross profit	39,507	40,498

Selling, product development and administrative expenses	25,471	25,350
Operating income	14,036	15,148

Interest expense	540	606
Other expense, net	315	333
Income before income taxes	13,181	14,209

Income tax expense	2,123	2,494
Loss from equity method investment	4	46
Net income	$11,054	$11,669

Earnings per share:
Basic	$0.64	$0.69
Diluted	$0.64	$0.68

Weighted average number of common shares outstanding	17,164	16,983
Weighted average number of common shares and equivalents outstanding	17,339	17,284

(1)
Operating expense of $0.2 million in the quarter ended March 31, 2017 was reclassified to other expense, net, to give effect to the adoption of a new accounting standard related to the presentation of net periodic pension cost.

Summary of Segment Information
and Corporate Office Expenses
In thousands
(Unaudited)
	Quarter Ended
	March 31,
	2018	2017
Net Sales

Performance Materials Segment	$30,693	$28,751
Technical Nonwovens Segment (1)	67,541	58,918
Thermal Acoustical Solutions (2)	101,437	84,785
Eliminations and Other (1)	(8,011)	(6,967)
Consolidated Net Sales	$191,660	$165,487

Operating Income

Performance Materials Segment	$2,641	$1,658
Technical Nonwovens Segment	5,006	4,668
Thermal Acoustical Solutions (2)	12,614	14,796
Corporate Office Expenses	(6,225)	(5,974)
Consolidated Operating Income	$14,036	$15,148

(1)
Included in the Technical Nonwovens segment and Eliminations and Other is $7.1 million and $6.3 million in intercompany sales to the Thermal Acoustical Solutions segment for the quarters ended March 31, 2018 and 2017, respectively.

(2)
Effective January 1, 2018, the Thermal/Acoustical Metals and Thermal/Acoustical Fibers operating segments were combined into a single operating segment named Thermal Acoustical Solutions.  Combining these automotive segments into one segment is expected to allow the Company to better serve its customers, leverage operating disciplines and drive efficiencies across the global automotive operations.  Segment information for the quarter ended March 31, 2017 has been recast to give effect to the new segment structure.

Financial Position
In thousands except ratio data
(Unaudited)
	March 31, 2018	December 31, 2017

Cash and cash equivalents	$49,103	$59,875
Working capital	$188,495	$171,389
Total debt	$77,145	$77,190
Stockholders' equity	$369,833	$353,396
Total capitalization	$446,978	$430,586
Total debt to total capitalization	17.3%	17.9%

Cash Flows
In thousands	Quarter Ended
(Unaudited)	March 31,
	2018	2017

Net cash (used for) provided by operating activities	$(3,962)	$12,358
Net cash used for investing activities	$(7,676)	$(9,560)
Net cash used for financing activities	$(214)	$(12,809)
Depreciation and amortization	$7,220	$6,517
Capital expenditures	$(7,676)	$(9,560)

Common Stock Data
	Quarter Ended March 31,
	2018	2017

High	$51.85	$63.80
Low	$42.51	$49.21
Close	$48.25	$53.60

During the first quarter of 2018, 6,063,404 shares of Lydall common stock (LDL) were traded on the New York Stock Exchange.

Non-GAAP Measures
In thousands except ratio and per share data
(Unaudited)

The following tables address the non-GAAP measures used in this press release and reconcile the non-GAAP measures to the most directly comparable GAAP measures:

	Quarter Ended March 31,
	2018	2017

Net sales	$191,660	$165,487

Gross Profit, as reported	$39,507	$40,498
Inventory step-up purchase accounting adjustments	—	481
Severance expenses	—	441
TNW restructuring expenses	449	—
Gross Profit, adjusted	$39,956	$41,420

Gross Margin, as reported	20.6%	24.5%
Gross Margin, adjusted	20.8%	25.0%

Operating income, as reported	$14,036	$15,148
Strategic initiatives expenses	122	160
Inventory step-up purchase accounting adjustments	—	481
Severance expenses	—	988
TNW restructuring expenses	534	—
Operating income, adjusted	$14,692	$16,777

Operating margin, as reported	7.3%	9.2%
Operating margin, adjusted	7.7%	10.1%

Diluted earnings per share, reported	$0.64	$0.68
Strategic initiatives expenses	$0.01	$0.01
Inventory step-up purchase accounting adjustments	$—	$0.03
Severance expenses	$—	$0.06
TNW restructuring expenses	$0.03	$—
Tax effect of above adjustments	$(0.01)	$(0.04)
Diluted earnings per share, adjusted	$0.67	$0.74

This press release reports adjusted results for the quarters ended March 31, 2018 and 2017, which excludes strategic initiatives expenses, restructuring expenses in the Technical Nonwovens segment, severance expenses for workforce reductions in the Thermal Acoustical Solutions and Technical Nonwovens segments and purchase accounting adjustments related to inventory step-up in the Technical Nonwovens segment.

EBITDA
In thousands except ratio data
(Unaudited)

	For the Quarters Ended March 31,
	2018	% of sales	2017	% of sales

Net income	$11,054		$11,669
Interest expense	540		606
Income tax expense	2,123		2,494
Depreciation and amortization	7,220		6,517
EBITDA	$20,937	10.9%	$21,286	12.9%

Strategic initiatives expenses	122		160
Inventory step-up purchase accounting adjustments	—		481
Severance expenses	—		988
TNW restructuring expenses	534		—
EBITDA, adjusted	$21,593	11.3%	$22,915	13.8%

This press release reports earnings before interest, taxes, depreciation and amortization ("EBITDA") for the quarters ended March 31, 2018 and 2017 and adjusted EBITDA which excludes strategic initiatives expenses, restructuring expenses in the Technical Nonwovens segment, a purchase accounting adjustment related to inventory step-up in the Technical-Nonwovens segment and severance expenses for workforce reductions in the Thermal Acoustical Solutions and Technical Nonwovens segments.

Organic Sales
(Unaudited)

	Quarter Ended March 31, 2018
	Performance Materials	Technical Nonwovens	Thermal Acoustical Solutions	Consolidated
Sales growth, as reported	6.8%	14.6%	19.6%	15.8%
Acquisitions	—%	—%	—%	—%
Change in tooling sales	—%	—%	11.3%	5.8%
Foreign currency translation	5.5%	6.8%	4.7%	5.8%
Organic sales growth	1.3%	7.8%	3.6%	4.2%

This press release provides information regarding organic sales change, defined as net sales change excluding (1) sales from acquired businesses (2) the impact of foreign currency translation and (3) tooling sales. Management believes that the presentation of organic sales change is useful to investors because it enables them to assess, on a consistent basis, sales trends related to the Company selling products to customers, without the impact of foreign currency rate changes that are not under management's control and do not reflect the performance of the Company and management. Tooling sales are excluded because tooling revenue is not generated from selling the Company's products to customers, but rather is reimbursement from our customers for the design and production of tools used by the Company in our manufacturing processes. Tooling sales can be sporadic and may mask underlying business conditions and obscure business trends.